Exhibit 32.2

CERTIFICATE OF

CHIEF FINANCIAL OFFICER

OF

AMERIVISION COMMUNICATIONS, INC.

I, Randall W. Muth, Vice-President and Chief Financial Officer of Amerivision Communications, Inc. (the “Company”), hereby certify that, to the best of my knowledge, the quarterly report of the Company on Form 10-Q for the three and six months ended June 30, 003, (the “Report):

a.                                       Complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and that

b.                                      The information contained in the Report fairly presents, in all material respects, the financial condition of the Company at June 30, 2003, and the results of the Company’s operations for the three and six months ended June 30, 2003.

August 14, 2003	/s/ Randall W. Muth
RANDALL W. MUTH
Vice-President and Chief Financial Officer